CARMAX BOARD ELECTS NEW DIRECTORS

RICHMOND, Va., October 23, 2007 – CarMax, Inc. (NYSE:KMX) announced today that its board of directors has elected Shira D. Goodman, executive vice president of marketing at Staples, Inc., and Ronald E. Blaylock, founder, chairman, and chief executive officer of Blaylock & Company, Inc., to membership on the board.

Goodman, 46, joined Staples in 1992 and has held a variety of positions of increasing responsibility in general management and marketing prior to her promotion to executive vice president in 2001.  In her current role, Goodman is responsible for the strategic, creative, operational and financial aspects of all Staples’ marketing, advertising, public relations and charitable giving programs.

Prior to joining Staples, Goodman worked from 1986 to 1992 at Boston-based Bain & Company in project design, client relationships, and case team management. She earned a Bachelor of Arts degree from Princeton University, a J.D. degree from Harvard Law School, and a Masters of Management Science degree from MIT Sloan School of Management.  Until recently, Goodman served as a director on the board of The Stride Rite Corporation.

Blaylock, 47, launched Blaylock & Company, a full-service investment banking firm headquartered in New York City, in 1993.  The firm has consistently been ranked among the top twenty investment banking firms in the U.S. for underwriting corporate debt securities, and in 2005, was ranked the number one minority-owned investment banking firm in the U.S. by Securities Data, Inc.  In March 2007, the firm was acquired by Robert Van Securities, Inc. and Blaylock was appointed non-executive chairman.

Prior to founding his firm, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.  He earned a Bachelor of Science degree in finance from Georgetown University and a Masters of Business Administration degree from New York University’s Stern School of Business.  He serves as a director on the boards of Radio One, Inc. and W. R. Berkley Corporation.

“We welcome Shira and Ron to the CarMax board and are excited that they have agreed to join us,” said Tom Folliard, CarMax president and chief executive officer. “Their unique expertise and many years of experience in their fields will enhance the depth and strength of our board.”

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 84 used car superstores in 38 markets.  The CarMax consumer offer is structured around four core benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 28, 2007, CarMax retailed 337,021 used cars and sold 208,959 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

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Contacts:
Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197